Exhibit 10.4

Consulting Agreement

Beginning July 22, 2020, Carrie Gunnerson will no longer be an employee of Art's Way Manufacturing Co, Inc. due to her retirement. Should the Company call upon Mrs. Gunnerson for Consulting work Mrs. Gunnerson will be paid at a rate of $175.00 per hour, billed no more than once weekly in one-hour increments. Any travel expenses related to consulting will be reimbursed upon submission of an expense report. Consulting work may also be done remotely.

Agent- Carrie Gunnerson is not the agent or legal representative of Art's Way Manufacturing Co. for any purpose whatsoever and this agreement shall not be construed to vest in Mrs. Gunnerson such rights. Mrs. Gunnerson is not granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of Art's Way Manufacturing Co., Inc. or to bind Art's Way Manufacturing Co., Inc. in any way.

Confidentiality - I agree to retain all confidential information in the strictest confidence. I will not disclose any confidential information to any person other than for purposes of Art's Way, I will not use for my own purposes of for purposes other than those of Art's Way, any confidential information which I have acquired in relation to the business of Art's Way, its affiliates or the clients of either. I acknowledge that the obligation to disclose to others or use the confidential information continues in effect following the termination of my consulting agreement with Art's Way, for whatever reason, unless I obtain the prior written consent of the Chief Executive Officer or Board of Directors.

Termination- This agreement will be in force until December 31, 2020. This agreement may be terminated by either party at any time for any reason.

Date:	July 22, 2020	/s/ Carrie Gunnerson
Carrie L. Gunnerson
Consultant

ART’S-WAY MANUFACTURING CO., INC.

Date:	July 22, 2020	/s/ David A. King
David A. King
President and Chief Executive Officer